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                                           For more information, please contact:
                                     Fred H. Eller, CEO Enterbank Holdings, Inc.
                                                                 at 314-725-5500


                                  PRESS RELEASE

ST. LOUIS, Missouri (March 22, 2002) - Enterbank Holdings, Inc. (OTCBB:ETBK) announced today that it is taking a charge to previously reported 2001 net earnings of $5.8 million related to write-downs on certain merchant banking (private equity) investments. This charge results in a net loss for 2001 of $2.5 million or $0.28 per share. The Company previously reported net income for the year ended December 31, 2001 of $3.3 million or $0.35 per share.

The continued evaluation of these investments by management resulted in their conclusion that the investments were impaired at December 31, 2001. The Company also announced today that it will cease additional investment in merchant banking activities.

Excluding the net losses associated with these investments, proforma net income for the year ended December 31, 2001 would have been $3.8 million or $0.40 per share.

Enterbank remains well-capitalized with total Tier 1 capital of nearly $68 million and a Tier 1 risk-based capital ratio of 10.41% as of December 31, 2001. Those numbers continue to compare favorably with peer institutions.

Enterbank Holdings, Inc. operates commercial banking, trust and wealth management businesses in St. Louis, Kansas City and Southeast Kansas with a primary focus on serving the needs of privately held businesses and their owners.

                                      # # #

For additional information or questions please contact:

Fred H. Eller
President, Chief Executive Officer
Enterbank Holdings, Inc.
150 North Meramec
Clayton, Missouri   63105
Phone:  314-725-5500
Fax:  314-727-3239

Readers should note that in addition to the historical information contained herein, this press release contains forward looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those discussed in the Company's Annual Report on Form 10-K.